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                                                                      EXHIBIT 12

                           GTE SOUTHWEST INCORPORATED
               Statement of the Ratio of Earnings to Fixed Charges
                                   (Unaudited)


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
(Dollars in Millions)                                                 Three Months Ended
                                                                         March 31, 1999
                                                                      ------------------
Net earnings available for fixed charges:
  Income from continuing operations                                         $  53.8
  Add - Income taxes                                                           29.3
      - Fixed charges                                                          20.0
                                                                            -------
Adjusted earnings                                                           $ 103.1
                                                                            =======
Fixed charges:
  Interest expense                                                          $  19.1
  Portion of rent expense
      representing interest                                                     0.9
                                                                            -------
Adjusted fixed charges                                                      $  20.0
                                                                            =======

RATIO OF EARNINGS TO FIXED CHARGES                                             5.16
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